Exhibit 99.1

Liquidity Services, Inc. to Acquire Network International, Inc.

- Acquisition Adds 22 Fortune 500 Energy Company Sellers and Thousands of Professional Buyers of Capital Assets to LSI’s Online Marketplace Business -

WASHINGTON—(BUSINESS WIRE)—June 9, 2010—Liquidity Services, Inc. (LSI), which provides business and government clients and buying customers transparent, innovative and effective online marketplaces for surplus assets, today announced it has agreed to acquire Network International, Inc. (Network) in an all cash transaction. Based in Houston, TX, Network is a leading online marketplace for the sale of idle, surplus and used equipment in the oil and gas, petrochemical and power generation industries.  Network conducts sales of client assets on a consignment basis using its online marketplace (www.NetworkIntl.com), an extensive global buyer base and product domain expertise. LSI will retain the current Network management team and employees post closing and Network will operate as a part of LSI’s Commercial Asset Recovery Division.

The acquisition strengthens LSI’s business by adding 22 Fortune 500 corporations and 8 of the world’s largest multinationals across the energy supply chain as new clients along with a critical mass of buyers and relationships to further expand LSI’s commercial capital assets business.

“We believe that the acquisition of Network is an exciting vertical expansion of our marketplace and a winning proposition for LSI’s and Network’s established base of clients and buyers,” said Bill Angrick, Chairman and CEO of LSI. “The sale of capital assets comprises approximately one-third of our business today and clients with idle and used capital equipment within the energy sector will benefit from the opportunity to leverage LSI’s technology, innovative value-added services and existing global buyer base.”

“The demonstrated expertise of Network in understanding and meeting the needs of its clients, combined with our commitment to building a best-in-class industry solution, will help further establish LSI as the leading marketplace for the sale of surplus capital assets to a growing base of professional buyers and commercial clients,” added Cayce Roy, President of LSI’s Commercial Asset Recovery Division.

“We are excited by the opportunity to partner with LSI and bring more value to the energy industry in the management and sale of surplus capital assets. This strategic transaction will allow Network’s clients to increase their financial recovery and improve cycle times for a broader range of assets by accessing LSI’s menu of value added services and leveraging its base of over 400,000 registered buyers of capital assets, ranging from heavy machinery to rolling stock and scrap metal,” stated Boyd Heath, President and CEO of Network International, Inc.

LSI expects the deal to add approximately $45 million of annual Gross Merchandise Volume (GMV) and, excluding one-time deal expenses, to be neutral to its fiscal year 2010 earnings results and two cents per diluted share accretive to its fiscal 2011 results.

The acquisition is expected to close in June 2010 and is subject to customary closing conditions and post-closing price adjustments related to working capital items. Terms of the deal include an up front payment of approximately $7.5 million in cash plus additional cash payments of up to $7.5 million based on Network’s future earnings before interest, taxes, depreciation and amortization (EBITDA) performance over an 18 month period after closing.

About Liquidity Services, Inc. (LQDT)

Liquidity Services, Inc. (NASDAQ: LQDT) provides leading corporations, public sector agencies and buying customers the world’s most transparent, innovative and effective online marketplaces and integrated services for surplus assets. On behalf of its clients, LSI has completed the sale of over $1.5 billion of surplus, returned and end-of-life assets, in over 500 product categories, including consumer goods, capital assets and industrial equipment. The company is based in Washington, D.C. and has approximately 700 employees. Additional information can be found at: www.liquidityservicesinc.com.

About Network International, Inc.

Network International, Inc. is the world’s most extensive global online marketplace for surplus energy equipment for the oil and gas, petrochemical, and power generation industries. Through Auctions, Private Sales, and Equipment Inventory Analysis for both buyers and sellers, the company provides total asset management for some of the most well-known companies in the energy sector. Based in Houston, Texas, the company serves over 50,000 buyers and sellers throughout more than 60 countries. For more information, visit www.NetworkIntl.com.

Forward-Looking Statements

This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the potential benefits, impact on fiscal 2010 and 2011 operating results and expected closing date, of the acquisition of the Network business by LSI. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results to differ materially from any future results expressed or implied by these forward-looking statements. You can identify forward-looking statements by terminology such as “expects,” or the negative of these terms or other comparable terminology. We cannot guarantee future results, levels of activity, performance or achievements. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this document. Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009, including, but not limited to, those set forth in Part I, Item IA (Risk Factors). There may be other factors of which we are currently unaware that may cause our actual results to differ materially from the forward-looking statements. All forward-looking statements apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement occurring after the date of this document.

CONTACT: Liquidity Services, Inc.

Jim Rallo, 202-467-6868

Jim.rallo@liquidityservicesinc.com

SOURCE: Liquidity Services, Inc.